LightPath Technologies, Inc. 8-K

Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 2, 2014 (the “Effective Date”), by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                Challenger TechCenter III, Ltd., a Florida limited partnership (“Original Landlord”), and Tenant entered into that certain Lease dated January 25, 2001, as amended by that certain (i) First Amendment to Lease dated August 10, 2001, (ii) Second Amendment to Lease dated April 20, 2004, (iii) Third Amendment to Lease dated December 1, 2007, (iv) Fourth Amendment to Lease dated April 30, 2009, and (v) Fifth Amendment to Lease dated April 24, 2012 (collectively, the “Lease”), pursuant to which Tenant leased from Original Landlord that certain premises consisting of approximately 21,757 square feet of rentable area (corrected to reflect the current measurement) (the “Original Premises”) in the building located at 2603 Challenger Parkway, Orlando, Florida 32826, currently known as Challenger Tech Center, Phase III (the “Building”).

B.                 Landlord has heretofore succeeded to all of the right, title and interest of Original Landlord as the landlord under the Lease.

C.                 Landlord and Tenant have agreed that Tenant shall expand the Original Premises by approximately 4,320 square feet of rentable area (subject to re-measurement as provided herein) known as Suite 130 (the “Expansion Premises”). The Original Premises plus the Expansion Premises shall total approximately 26,077 rentable square feet (subject to re-measurement of the Expansion Premises) and shall be known, collectively, as the “Premises”. The Premises is more fully depicted on Exhibit A attached hereto.

D.                The current term of the Lease is scheduled to expire on April 30, 2015.

E.                 Subject to the terms hereof, Landlord and Tenant have agreed to extend the term of the Lease to April 30, 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.                  Extension of the Term of the Lease. The term of the Lease is hereby extended for a period of seven (7) years commencing on May 1, 2015 and expiring on April 30, 2022, unless sooner terminated as is otherwise provided in the Lease (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Except as provided in the Section of this Amendment entitled “Renewal Option”, Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease.

2.                  Commencement Dates: For purposes of this Amendment:

a.	Rent Commencement Dates. The “Rent Commencement Date or RCD” for the Original Premises shall be on the Effective Date.

b.	The “Expansion Premises Commencement Date or EPCD” (for the Expansion Premises) shall be upon substantial completion (as defined in Exhibit B) of the Expansion Premises.

3.                  Annual Minimum Rent. From and after the Effective Date, Tenant shall pay to Landlord Annual Minimum Rent in the manner and at the times set forth in Section 4 of the Lease and in an amount hereinafter provided, without demand, deduction or setoff, except as expressly provided in the Lease. From and after the Effective Date, Annual Minimum Rent shall be as follows for each of the Original Premises and the Expansion Premises (notwithstanding anything to the contrary, there shall be no rent payable for the Expansion Premises until the EPCD):

Original Premises (21,757 SF)

Period	RSF	Annual Minimum Rent	Monthly Minimum Rent

RCD-Month 24 of the Extension
Term*	$12.75	$277,401.75	$23,116.81
Months 25-36	$13.07	$284,363.99	$23,697.00
Months 37-48	$13.40	$291,543.80	$24,295.32
Months 49-60	$13.74	$298,941.18	$24,911.77
Months 61-72	$14.08	$306,338.56	$25,528.21
Months 73-84	$14.43	$313,953.51	$26,162.80

 Expansion Premises (4,320 SF)

Period	RSF	Annual Minimum Rent	Monthly Minimum Rent

EPCD-Month 24 of the Extension
Term**	$12.75	$55,080.00	$4,590.00
Months 25-36	$13.07	$56,462.40	$4,705.20
Months 37-48	$13.40	$57,888.00	$4,824.00
Months 49-60	$13.74	$59,356.80	$4,946.40
Months 61-72	$14.08	$60,825.60	$5,068.80
Months 73-84	$14.43	$62,337.60	$5,194.80

*Further, notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, that is not cured during any applicable grace or curative period, Tenant’s obligation to pay fifty percent (50%) of the Monthly Minimum Rent otherwise due for the Original Premises for the months of May, June, July, August, September, October, November and December of 2015 of the Extension Term (the “Original Premises Monthly Minimum Rent Abatement Period”) shall be abated, Accordingly, the total amount of Monthly Minimum Rent abated during the Original Premises Monthly Minimum Rent Abatement Period shall equal $92,467.25 (the “Original Premises Monthly Abated Minimum Rent”).

**Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, that is not cured during any applicable grace or curative period, Tenant’s obligation to pay fifty percent (50%) of the Monthly Minimum Rent otherwise due for the Expansion Premises for the first fourteen (14) months following the EPCD (the “Expansion Premises Monthly Minimum Rent Abatement Period”) shall be abated. Accordingly, the total amount of Monthly Minimum Rent abated during the Expansion Premises Monthly Minimum Rent Abatement Period shall equal $32,130.00 (the “Expansion Premises Monthly Abated Minimum Rent”).

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If Landlord elects to terminate the Lease or Tenant’s right to possession of the Premises due to a default not cured during any applicable grace or curative period, then (i) the portion of the Expansion Monthly Abated Minimum Rent or the Original Premises Monthly Abated Minimum Rent unamortized as of the date of such default (with the (a) Original Premises Monthly Abated Minimum Rent being deemed to have been amortized in equal monthly installments (without interest) over the term of the Lease as extended by the Extension Term (commencing on the RCD), and (b) Expansion Premises Monthly Abated Minimum Rent being deemed to have been amortized in equal monthly installments (without interest) over the term of the Lease as extended by the Extension Term (commencing on the EPCD)), shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of the Expansion/Original Premises Monthly Abated Minimum Rent pursuant to this paragraph. The payment by Tenant of the Expansion/Original Premises Monthly Abated Minimum Rent in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to the Lease or at law or in equity.

4.                  Additional Rent. Tenant shall continue to pay, in accordance with the Lease, Tenant’s proportionate share of Operating Expenses for each year on a net basis, and without regard to any base year. Tenant’s proportionate share of Operating Expenses shall be (i) 26.26% for the period prior to the EPCD, and (ii) 31.77% for the period from and after the EPCD. On January 1, 2015, the amount of 5% set forth in the second to last sentence of Section 4.4 of the Lease, shall be deleted and replaced with 6%. The Operating Expenses for 2014/2015 are estimated to be approximately $4.56 per square foot.

5.                  Florida State Sales Tax. Tenant shall continue pay all applicable Florida State Sales Taxes concurrently with each installment of Monthly Minimum Rent for the Premises.

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6.                  Tenant Improvements. All improvements described in this Amendment to be constructed in and upon the Premises are described in the Work Letter attached hereto as Exhibit B (the “Work Letter”). Other than with respect to Landlord’s Work (as defined in the Work Letter), and as provided in the Section of this Amendment titled HVAC System, or as otherwise provided in the Lease, Tenant accepts the Premises in its “as-is” condition and Landlord shall have no obligation to perform any work at the Premises.

7.                  Early Access. Tenant shall be permitted access to the Expansion Premises no less than fifteen (15) business days prior to the EPCD in order to install Tenant’s furniture, fixtures, data/phone and cabling systems. Tenant’s early access of the Expansion Premises shall be subject to all of the provisions of the Lease. Early access to the Expansion Premises shall not advance the EPCD or the expiration date of the Lease. Tenant shall not be required to pay Monthly Minimum Rent or any other charges specified in the Lease during the early access period.

8.                  HVAC System. The parties acknowledge that Landlord has an ongoing maintenance contract with an HVAC contractor. Landlord shall have the contractor complete an inspection of the HVAC system serving the Premises and provide the written report to Tenant for its review. Landlord shall complete any repairs or replacements of Landlord owned equipment which is identified in the report as needing maintenance or replacement. Landlord shall complete any required repairs or replacements within sixty (60) days following delivery of the report to Landlord.

9.                  Signage. In addition to any signage rights currently held by Tenant, Tenant shall (at Tenant’s sole cost and expense) have the right to install suite signage at the entry to the Premises and shall also be permitted to place its name on the monument sign for the main entrance on Challenger Parkway. All signage of Tenant must be approved by the Central Florida Research Park (the “Research Park”). Further, Tenant shall also be permitted (at its sole cost and expense which may be paid out of the Construction Allowance (as defined in the Work Letter) to place its name on the façade of the Building (on the west side above Suite 100). All Building signage is subject to the approval of Landlord and the Research Park.

10.              Renewal Option. Landlord hereby grants to Tenant the option to extend the Extension Term on the same terms, conditions and provisions as contained in the Lease, as modified and except as otherwise provided herein, for one (1) period of five (5) years (the “Option Period”) commencing on the day following the expiration of the Extension Term.

(a)                Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no later than twelve (12) months, prior to the expiration of the Extension Term, time being of the essence.

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(b)               Minimum Rent per rentable square foot of the Premises payable during the Option Period shall be at one hundred percent (100%) of the Fair Market Rental Rate (as hereinafter defined).

(c)                Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and on the Option Period commencement date, the Lease is in full force and effect and no event of default by Tenant has occurred under the Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition to the condition set forth in the first sentence of this subparagraph (c), if Tenant is in default under the Lease (after the giving of any applicable notice and the expiration of any applicable cure period) within thirty (30) days prior to the Option Period commencement date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by written notice thereof from Landlord to Tenant. Other than a Permitted Assignee (defined below), no sublessee or assignee shall be entitled to exercise such option.

(d)               Upon the valid exercise by Tenant of its option to extend, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Option Period as determined in accordance with the provisions of this Section, with such revisions to the Rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the Option Period. No new options to extend shall be deemed to be created by a valid exercise of the extension option and no other provisions inapplicable to the Option Period such as, but not limited to, an obligation to construct or pay for construction or improvements or to grant rent abatements, shall be construed to govern the Option Period.

(e)                For purposes of this Section, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, all as determined by an MAI appraiser mutually acceptable to Landlord and Tenant in their reasonable discretion, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as also determined by said appraiser, taking into account (A) comparable lease renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) lease renewals for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in “flex” buildings in the Research Park which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”). Tenant may, after the determinations of the appraiser set forth above, elect to withdraw its notice of renewal at no obligation or expense of Tenant and, in such event, the Term shall not be extended and Tenant shall lose its renewal option. The cost of the appraiser shall be paid 50% by Tenant and 50% by Landlord.

11.              Subordination, Non-Disturbance and Attornment. Within thirty (30) days of the Effective Date, Landlord shall provide Tenant with a form of subordination, non-disturbance and attornment agreement (“SNDA”) as provided by Landlord’s lender. The parties shall execute the SNDA as soon as possible after the Effective Date. Further, Landlord shall cause any future lender at the Building to produce an equivalent form of SNDA.

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12.              Changes to the Lease. As of the Effective Date, the following modifications to the Lease shall be made:

   Section 9.3 Section 9.3 of the Lease shall be deleted in its entirety.

   Section 9.1 The following shall be added to Section 9.1:

   “Consent Not Required. In the event Tenant is a corporation and its stock is publically traded on nationally recognized stock exchange, a change in ownership or control of Tenant shall not    constitute an assignment of the Lease or require Landlord’s prior written consent or approval. Tenant may, without the prior written consent or approval of Landlord, assign the Lease in connection    with the merger, consolidation, reorganization of Tenant or the sale of substantially all the assets of Tenant, provided that (a) Tenant provides Landlord with written notice of such assignment, and    (b) the assignee has a net worth (determined in accordance with generally accepted accounting principles, consistently applied) immediately following the merger, consolidation, reorganization or    acquisition, that is equal to or greater than Tenant’s net worth immediately prior to such transaction and written evidence thereof is provided to Landlord. An assignee under the foregoing sentence    is herein referred to as a “Permitted Assignee”.

   Exhibit D Exhibit D attached to the Lease (Legal Description) shall be deleted and replaced with the legal description attached hereto as Exhibit D.

13.              Access. Notwithstanding anything to the contrary, Tenant shall have the right to access and use the Premises 24 hours a day, each day of the year during the term.

14.              Parking. From and after the EPCD, Tenant shall be entitled to additional parking spaces in accordance with the ratio set forth in Section 16.9 of the Lease.

15.              Re-Measurement of Expansion Premises. Landlord and Tenant hereby agree that Landlord’s architect shall re-measure the Expansion Premises within thirty (30) days after the EPCD using the same standard as used to measure the Original Premises. The cost of such re-measurement may be paid out of the Construction Allowance. In the event of a shift in the rentable square footage following such re-measurement, the provisions hereof related to the rentable area of the Expansion Premises, including, but not necessarily limited to, Annual/Monthly Minimum Rent, Original/Expansion Premises Monthly Abated Minimum Rent, and Tenant’s proportionate share, shall be adjusted in an amendment to reflect the actual rentable square footage of the Expansion Premises.

16.              Intentionally Deleted.

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17.              Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with his Amendment are Morrison Commercial Real Estate and Coughlin Commercial whose commissions and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

18.              Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

19.              Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Sixth Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

By:	/s/ Breanne Turpin	CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company
Name:	Breanne Turpin
		By:	/s/ Kathleen Keller
		Name:	Kathleen Keller
By:	/s/ Sean H Keher	Title:	Secretary/Treasurer
Name:	Sean H Keher

WITNESS/ATTEST:		TENANT:

By:	/s/ Nikki Huggins-Jordan	LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation
Name:	Nikki Huggins-Jordan
		By:	/s/ J. James Gaynor
		Name:	J. James Gaynor
By:	/s/ Dorothy M Cipolla	Title:	CEO
Name:	Dorothy M Cipolla

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Exhibit A

Premises

[see attached]

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Exhibit B

Work Letter

1.      This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the refurbishment of the Original Premises and preparation of the Expansion Premises for Tenant’s expansion. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as “Landlord’s Work”. Landlord and Tenant acknowledge that Plans (hereinafter defined) for Landlord’s Work have not yet been prepared and, therefore, it is impossible to determine the exact cost of Landlord’s Work at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work shall be limited to an amount equal to $423,751.25 (being $16.25 per square foot) (the “Construction Allowance”) and that Tenant shall be responsible for the cost of Landlord’s Work to the extent that it exceeds the Construction Allowance. If the actual cost of Landlord’s Work is less than the Construction Allowance, Tenant shall not be entitled to any further credit, payment or abatement on account thereof (provided that Tenant shall have the right to utilize such amounts as contemplated in Sections of the Amendment related to Signage and Re-measurement). Landlord shall competitively bid Landlord’s Work among at least three (3) general contractors that are reasonably acceptable to Tenant. Landlord shall review the contractor bid responses to ensure consistent qualifications and considerations. Thereafter, Landlord and Tenant shall mutually agree upon a general contractor to perform the Landlord’s Work and Landlord shall enter into a direct contract for Landlord’s Work with such general contractor. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with Landlord’s Work. Landlord shall oversee Landlord’s Work and Tenant shall pay to Landlord (which may be paid out of the Construction Allowance) a total construction management fee equal to three percent (3%) of the total construction costs of the Landlord’s Work (the “Landlord’s Management Fee”). Tenant may also select and contract with, on Tenant’s own behalf, a third-party construction manager (who may be an employee of Tenant) (“Tenant’s Manager”) to coordinate and attend to Tenant’s obligations under this Work Letter. Tenant shall be responsible for compensating Tenant’s Manager, but up to two percent (2%) of the Construction Allowance may be utilized by Tenant to pay such fees.

2.      The parties acknowledge that Landlord paid Little Architecture (the “Architect”) for one (1) space plan and one (1) revision. All future space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for Landlord’s Work shall be prepared by the Architect at Tenant’s sole cost and expense, subject to funding through the Construction Allowance. The space planning, architectural and mechanical drawings are collectively referred to herein as the “Plans”.

3.      Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant’s approval or disapproval of any preliminary or final layout, drawings, or plans within three (3) business days after written request. Any disapproval shall be in writing and shall set forth in reasonable detail the reasons for such disapproval. Tenant and the Architect shall devote such time in consultation with Landlord and Landlord’s engineer as may be required to provide all information Landlord deems necessary in order to enable the Architect and engineer to complete, and obtain Tenant’s written approval of the Plans for Landlord’s Work by not later than fifteen (15) days following the date Tenant receives the space planning drawings (the “Plans Due Date”). In the event that Tenant fails to approve the Plans by the Plans Due Date, Tenant shall be responsible for one (1) day of Delay (as hereinafter defined) for each day during the period beginning on the day following the Plans Due Date and ending on the date Tenant approves the Plans. Neither the approval of the Plans nor the supervision of Landlord’s Work by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety of the Plans; provided, however, Landlord does represent and warrant the quality of workmanship with respect to Landlord’s Work and the compliance of Landlord’s Work with applicable law.

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4.      Prior to commencing any construction of Landlord’s Work, Landlord shall submit to Tenant a written estimate setting forth the anticipated cost of Landlord’s Work, including, but not limited to, labor and materials, architect’s fees, contractor’s fees and permit fees. Within seven (7) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto in reasonable detail and any desired changes to the proposed Landlord’s Work. In the event Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord in good faith to alter the scope of Landlord’s Work in order to reach a mutually acceptable alternative cost estimate.

5.      If Landlord’s estimate (approved by Tenant) and/or the actual cost of Landlord’s Work shall exceed the maximum Construction Allowance (such excess being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs within ten (10) business days after Landlord’s written demand. Landlord shall not be required to proceed with Landlord’s Work until Tenant pays such Excess Costs and any delay in the completion of Landlord’s Work due to a delay by Tenant in making such payment shall be deemed a Delay pursuant to the Lease. The invoices paid by Landlord to the contractors performing the Landlord’s Work shall be conclusive for purposes of determining the actual cost of the items described therein. Excess Costs constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease. In the event the actual Excess Costs are less than any estimated Excess Costs paid by Tenant to Landlord, Landlord shall reimburse Tenant for the difference within fifteen (15) business days after completion of Landlord’s Work.

6.      If Tenant shall request any changes to Landlord’s Work that are approved by Landlord (the “Change Orders”), Landlord shall have any necessary revisions to the Plans prepared, and Tenant shall reimburse Landlord on demand for the cost of preparing such revisions (subject to funding through the Construction Allowance). Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Orders, which increased cost shall be (subject to funding through the Construction Allowance) deemed Excess Costs hereunder and shall be subject to the provisions of Paragraph 5 above. Tenant shall, within five (5) business days after receiving Landlord’s estimate of the cost of the Change Order, notify Landlord in writing whether it desires to proceed with such Change Order. In the absence of such written authorization, Landlord shall give additional written notice thereof to Tenant and have the option to continue work on the Premises disregarding the requested Change Order, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Delay in completion of Landlord’s Work resulting therefrom.

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7.      Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause Landlord’s Work to be constructed substantially in accordance with the approved Plans, so long as no default of Tenant (after the giving of applicable notice and the expiration of applicable cure period) shall occur under the Lease. Landlord shall notify Tenant upon substantial completion of Landlord’s Work. The phrase “substantially complete” or “substantial completion” shall mean that (i) Landlord’s Work has been completed except for such incomplete items as would not materially interfere with the use of the Premises for the Permitted Use, and (ii) a certificate of occupancy has been issued by the applicable governmental authority for the Expansion Premises.

8.      If Landlord shall be delayed in substantially completing Landlord’s Work as a result of the occurrence of any of the following (a “Delay”):

(a)	Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any written request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within five (5) business days of such written request; or

(b)	Tenant’s request for materials, finishes or installations that have long lead times after having first been informed in writing by Landlord that such materials, finishes or installations will cause a Delay; or

(c)	Changes in any plans and specifications requested by Tenant; or

(d)	The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(e)	Any request by Tenant that Landlord delay the completion of any component of Landlord’s Work; or

(f)	Any breach or default by Tenant in the performance of Tenant’s obligations under the Lease; or

(g)	Tenant’s failure to pay any amounts as and when due under this Work Letter; or

(h)	Any delay resulting from Tenant’s having taken possession of the Expansion Premises for any reason (other than Tenant’s early access rights under the Amendment) prior to substantial completion of Landlord’s Work; or

(i)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;

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then, for purposes of determining the Expansion Premises Commencement Date, the date of substantial completion shall be deemed to be the day that Landlord’s Work would have been substantially completed absent any such Delay (provided Landlord notifies Tenant in an email to either Robert Kalinowski at rkalinowski@lightpath.com or Dorothy Cipolla at dcipolla@lightpath.com within five (5) business days after the occurrence of such Delay that such Delay has occurred). Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. Promptly after the determination of the Expansion Premises Commencement Date, Landlord and Tenant shall enter into the Commencement Letter and Acceptance of Premises (the “Commencement Letter”) on the form attached to the Lease as Exhibit C setting forth the Expansion Premises Commencement Date, the expiration date of this Lease and any other dates that are affected by the adjustment of the Expansion Premises Commencement Date. The Commencement Letter shall identify any minor incomplete items of Landlord’s Work which shall be identified during a walk-through of the Expansion Space by Landlord, Tenant and Architect and approved by Architect in the exercise of its independent professional judgment (the “Punchlist Items”), which Punchlist Items Landlord shall promptly remedy. Tenant, within ten (10) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord.

9.      This Work Letter shall not be deemed applicable to any additional space hereafter added to the Original Premises or Expansion at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or Expansion Premises or any additions thereto in the event of a future renewal or extension of the Extension Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease (as amended by the Amendment to which this Work Letter is attached).

[END OF EXHIBIT B]

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Exhibit C

Commencement Letter and Acceptance of Premises

LANDLORD:	CHALLENGER-DISCOVERY, LLC
TENANT:	LIGHTPATH TECHNOLOGIES, INC.
LEASE DATE:	__________________, 2014
PREMISES:	__________________, ________________

Tenant hereby accepts the Premises as being in the condition required under the Lease, with all Landlord's Work completed (except for minor punchlist items which Landlord agrees to complete).

The Expansion Premises Commencement Date of the Lease is hereby established as ___________ and the Expiration Date is _________________________.

WITNESS/ATTEST:		TENANT:

By:	/s/	CHALLENGER-DISCOVERY, LLC., a Delaware limited liability company
Name:

By:	/s/	By:	/s/
Name:		Name:
Title:

WITNESS/ATTEST:		TENANT:

By:	/s/	LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation
Name:

By:	/s/	By:	/s/
Name:		Name:
Title:

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Exhibit D

Legal Description

Tract 6 CHALLENGER TECH CENTER, according to the plat thereof, as recorded in Plat Book 45, Pages 43, 44, and 45, of the Public Records Orange County, Florida.

TOGETHER WITH: A non-exclusive and perpetual right-of-way and easement for ingress, egress, utility and drainage purposes, over, upon, under and across Tract 5C, Tract 6C, Tract 7C and Tract 8C, as dedicated and shown on the Plat of Challenger Tech Center, according to the Plat thereof, as recorded in Plat Book 45, Pages 43, 44 and 45 of the Public Records of Orange County, Florida."

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